Exhibit 5.2
[Bryan Cave Letterhead]
August 11, 2008
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
Ropes & Gray LLP
One International Place
Boston, MA 02110
Ladies and Gentlemen:
We have acted as special counsel in the States of Missouri and Arizona to J.A.R. Industries, Inc., a Missouri corporation (“J.A.R. Industries”), Webco, Inc., a Missouri corporation (“Webco”), and OmniMount Systems, Inc., an Arizona corporation (“Omnimount Systems”; each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Nortek, Inc., a Delaware corporation (“Nortek”), and the guarantors, including the Subsidiary Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by Nortek (the “Exchange Offer”) to exchange $750,000,000 in aggregate principal amount 10% Senior Secured Notes due December 1, 2013 (the “Exchange Notes”) for Nortek’s outstanding $750,000,000 in aggregate principal amount 10% Senior Secured Notes due December 1, 2013 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture, dated as of May 20, 2008 (the “Indenture”), among Nortek, the guarantors named therein, including the Subsidiary Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), which is filed as an exhibit to the Registration Statement. Pursuant to Article XI of the Indenture, the Subsidiary Guarantors have guaranteed the Outstanding Notes and will guarantee the Exchange Notes (the “Exchange Guarantees”). All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified. This opinion is furnished to you at the request of the Subsidiary Guarantors.
We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Exchange Guarantees, or any of

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August 11, 2008

the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions pursuant to Missouri and Arizona law.
In connection herewith, we have examined:
(1)	the Articles of Incorporation of the each of the Subsidiary Guarantors, as amended to date;

(2)	the Bylaws of each of the Subsidiary Guarantors, as currently in effect;

(3)	certain resolutions adopted by the Board of Directors of each of the Subsidiary Guarantors relating to the Indenture, the Exchange Guarantees, the Exchange Offer and related matters;

(4)	the form of the Exchange Notes; and

(5)	an executed copy of the Indenture.
For purposes of this opinion letter, we have not reviewed any documents other than the foregoing. In particular, we have not reviewed any document that is referred to in or incorporated by reference into the Indenture (other than the Exchange Guarantees of the Subsidiary Guarantors). We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinion stated herein. We have also assumed, with your permission, that (i) the certifications set forth in the Omnibus Certificate of Secretary of Subsidiaries of Nortek, Inc. dated May 20, 2008 are true and correct as of the date hereof, (ii) the certifications set forth in the Officer’s Certificate dated May 20, 2008 are true and correct as of the date hereof, and (iii) the resolutions, by-laws and charter documents referenced in such certifications have not been amended, altered, repealed or superseded. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Indenture and certificates and statements of appropriate representatives of the Subsidiary Guarantors.
In connection herewith, we have assumed that, other than with respect to the Subsidiary Guarantors, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power

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August 11, 2008

and authority (corporate or other) to execute, deliver and perform such documents. We have also assumed, with your permission, that (i) the Subsidiary Guarantors have been duly organized and are validly existing in good standing under the laws of the jurisdictions governing their organization, and are duly qualified or admitted to transact business in each other jurisdiction where the nature of the business conducted therein or the property owned or leased therein makes such qualification or admission necessary, with all requisite corporate power and authority to execute, deliver and perform the Indenture, (ii) the Indenture has been duly and validly authorized, executed and delivered by the Subsidiary Guarantors, and (iii) the Trustee has duly authenticated the Outstanding Notes.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The execution and delivery by J.A.R. Industries of the Exchange Guarantee to which it is a party and the consummation by J.A.R. Industries of its obligations thereunder are within J.A.R. Industries’ corporate power and have been duly authorized by all necessary corporate action on the part of J.A.R. Industries.
     2. The execution and delivery by Webco of the Exchange Guarantee to which it is a party and the consummation by Webco of its obligations thereunder are within Webco’s corporate power and have been duly authorized by all necessary corporate action on the part of Webco.
     3. The execution and delivery by Omnimount Systems of the Exchange Guarantee to which it is a party and the consummation by Omnimount Systems of its obligations thereunder are within Omnimount Systems’ corporate power and have been duly authorized by all necessary corporate action on the part of Omnimount Systems.
     4. The Exchange Guarantee to which J.A.R. Industries is a party has been duly executed and delivered by J.A.R. Industries.
     5. The Exchange Guarantee to which Webco is a party has been duly executed and delivered by Webco.
     6. The Exchange Guarantee to which Omnimount Systems is a party has been duly executed and delivered by Omnimount Systems.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, qualifications, limitations and exceptions:
     (a) Our opinions herein reflect only the application of applicable Missouri and Arizona law (excluding the securities and blue sky laws of such states and any laws, rules and regulations of cities, counties and other political subdivisions within such states) in each case that we, based on our experience, recognize as applicable to the Subsidiary Guarantors in a transaction of the type contemplated by the Indenture. We note that the Exchange Guarantees and the Indenture each

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provide that they are governed by and are to be construed and enforced in accordance with the substantive laws of the State of New York. However, in rendering the opinions expressed herein, we have assumed, with your permission, that the substantive laws of the State of Missouri or Arizona, as the case may be, would apply. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (b) We express no opinion as to:
          (i) whether any Subsidiary Guarantor may guarantee or otherwise be liable for indebtedness incurred by Nortek except to the extent that such Subsidiary Guarantor may be determined to have benefited from the incurrence of the indebtedness by Nortek or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by Nortek are, directly or indirectly, made available to such Subsidiary Guarantor for its corporate purposes; and
          (ii) the authorizations, approvals or consents as may be necessary under federal or state securities and “blue sky” laws (including, without limitation, Missouri or Arizona securities or “blue sky” laws) or the Trust Indenture Act of 1939, as amended) in connection with the transactions contemplated by the Transaction Documents.
We do not give any opinions except as set forth above. The opinions set forth herein are made as of the date hereof. We are not rendering any opinions with respect to any of the Transaction Documents other than the Exchange Guarantees or the Indenture. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.” We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP
BRYAN CAVE LLP